Exhibit 10.1

GOLDEN MINERALS COMPANY

2009 EQUITY INCENTIVE PLAN

FORM OF NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

This Non-Qualified Stock Option Award Agreement (the “Award Agreement”), is made as of the                day of                     , 20     (the “Grant Date”), between Golden Minerals Company, a Delaware corporation (the “Company”), and                                            (the “Participant”).

RECITAL

The Company desires to encourage and enable the Participant to acquire a proprietary interest in the Company through the ownership of the Company’s common stock, $0.01 par value (“Common Stock”), pursuant to the terms and conditions of the Golden Minerals Company 2009 Equity Incentive Plan (the “Plan”) and this Award Agreement.  Such ownership will provide the Participant with a more direct stake in the future of the Company and encourage the Participant to remain with the Company and/or its Affiliates, as applicable.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties agree as follows:

1.             Grant of Option.

1.1           The Company hereby grants to the Participant a non-qualified share option (the “Option”) to purchase                  shares of Common Stock at an exercise price (the “Exercise Price”) of $         per share of Common Stock, subject to the terms and conditions of this Agreement and the Plan.

1.2           This Option shall be treated as a non-qualified stock option and will not qualify as an incentive stock option within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended.

2.             Vesting.  The Option shall vest and be exercisable by the Participant in accordance with the following schedule:

Date	Portion of Option Vested
Date of Grant
First Anniversary
Second Anniversary
Third Anniversary

3.             Option Term.  The Option granted hereby shall expire on                            (the “Expiration Date”), unless sooner terminated or modified under the provisions of this Agreement or the Plan.  Except as otherwise set forth herein, the Option may not be exercised after the Expiration Date.

4.             Termination of Employment

4.1           Termination of Continuous Service.  In the event the Participant’s Continuous Service terminates (other than upon the Participant’s death, Disability, Retirement or as a result of a Change of Control), the Option shall immediately terminate; provided, however, if the Participant’s Continuous Service is terminated for reasons other than for cause, as determined by the Board in its discretion, the Option shall continue to be exercisable until the earlier of (i) the Expiration Date, or (ii) 180 days after the date of such termination.  All such vested Options not exercised within the period described in the preceding sentence shall terminate.

4.2           Termination for Cause.  In the event the Participant’s Continuous Services terminates for cause, as determined by the Board in its discretion, this Option (including any vested portion) shall be forfeited as of the date of termination.

4.3           Disability or Death of Optionholder.  In the event of a Participant’s Disability or death, the unvested portion of the Option shall immediately terminate, and the vested portion of the Option shall continue to be exercisable until the earlier of (i) the Expiration Date, or (ii) twelve months after the date of such Disability or death. All such vested Options not exercised within such 12-month period shall terminate.

4.4           Retirement.  In the event of the Participant’s Retirement, the unvested portion of the Option shall automatically vest on the date of such Retirement and the Option shall be exercisable until the earlier (i) the Expiration date, or (ii) twenty-four months after such Retirement date.  All such Options not exercised within the period described in the preceding sentence shall terminate.

5.             Change of Control

5.1           In the event of a Change of Control, the Company shall give the Participant notice thereof and this Option, whether or not currently vested and exercisable, shall become vested and exercisable immediately prior to the effective date of the Change of Control, and the Board shall have the power and discretion to provide alternatives regarding the terms and conditions for the exercise of, or modification of, this Option in accordance with the Plan; provided, however, such alternatives shall not adversely affect the then current exercise provisions without such Participant’s consent.  The Board may provide that the Option must be exercised in connection with the closing of such transaction, and that if not so exercised the Option will expire.  The provisions of this Section 5 shall not apply to any transaction undertaken for the purpose of reincorporating the Company under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of the Company’s capital stock.

5.2           For the purpose of the Option awarded pursuant to this Agreement, the term “Change of Control” shall mean the first to occur of the following: (A) any person becomes the beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding voting securities (other than (i) the Company, (ii) any subsidiary of the Company, or (iii) one or more employee benefit plans maintained by the Company); (B) three or more Directors of the Company, whose election or nomination for election is not approved by a majority of the applicable Incumbent Board, are elected within any single twelve month period to serve on the Board; (C) members of the applicable Incumbent Board cease to constitute a majority of the Board; (D) the consummation of a merger or consolidation of the Company with or into any other corporation or entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization own less than 50% of the outstanding voting securities of the surviving entity (or its parent) following the consolidation, merger or reorganization or (E) the consummation of a sale, lease or other disposition of all or substantially all of the assets of the Company.  For purposes of this definition, the terms “person” and “beneficial owner” shall have the meanings set forth in Section 13(d) and Rule 13d-3, respectively, of the Securities Exchange Act of 1934, as amended, and in the regulations promulgated thereunder.  For purposes of this definition, “Incumbent Board” means (i) members of the Board of Directors of the Company as of the date hereof, to the extent that they continue to serve as members of the Board, and (ii) any individual who becomes a member of the Board after the date hereof, if such individual’s election or nomination for election as a Director was approved by a vote of at least 75% of the then applicable Incumbent Board.

6.             Exercise.  The Option may be exercised in whole or in part.  Common Stock purchased upon the exercise of the Option shall be paid for in full at the time of such purchase.  Such payment shall be made in cash or by wire transfer in immediately available funds in either event denominated in Dollars.  Upon receipt of notice of exercise and payment in accordance with procedures to be established by the Board, the Company or its agent shall deliver to the Participant a certificate for such Common Stock.

7.             No Right to Continued Employment.  Nothing in this Award Agreement or the Plan shall be interpreted or construed to confer upon the Participant any right with respect to continued employment by the Company or any of its Affiliates, nor shall this Award Agreement or the Plan interfere in any way with the right of the Company or any Affiliate to terminate the Participant’s employment at any time.

8.             Adjustments Upon Recapitalization.  If, by reason of a recapitalization or other change in corporate or capital structure, the Participant shall be entitled to new, additional or different shares of stock or securities of the Company or any successor Company or entity or other property pursuant to the Plan, such new, additional or different shares or other property shall thereupon be subject to all of the conditions and restrictions which were applicable to the Option immediately prior to such recapitalization or other change in corporate or capital structure.

9.             Withholding Taxes.  The Company shall have the right to require the Participant or the Participant’s beneficiaries or legal representatives to remit to the Company an amount equal to the applicable foreign, federal, state and local income taxes and other amounts required by law to be withheld upon the grant, vesting or exercise of this Option (the “Withholding Taxes”).  Whenever payments under the Plan or this Award Agreement are to be made to the Participant in cash, such payments shall be net of any amounts sufficient to satisfy all applicable taxes, including without limitation, all Withholding Taxes concerning such payments.  The Board may, in its sole discretion, permit the Participant to satisfy the withholding obligation either by (i) surrendering shares of Common Stock owned by the Participant or (ii) having the Company withhold shares from of Common Stock otherwise deliverable to the Participant.  Common Stock surrendered or withheld shall be valued at their Fair Market Value as of the date on which income is required to be recognized for income tax purposes.

10.          Modification of Award Agreement.  Except as set forth in the Plan and in this Award Agreement, this Award Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

11.          Severability.  Should any provision of this Award Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Award Agreement shall not be affected by such holding and shall continue in full force and effect in accordance with their terms.

12.          Governing Law.  This Award Agreement and all rights arising hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware.

13.          Successors in Interest.  This Award Agreement shall inure to the benefit of and be binding upon any successor to the Company and upon the Participant’s heirs, executors, administrators and successors.

14.          Interpretation.  This Award Agreement shall be construed in accordance with, and subject to, the terms of the Plan.  For purposes of this Award Agreement, all capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

15.          Rights Prior to Exercise of Option.  The Participant shall not have any rights as a stockholder with respect to any Common Stock subject to the Option prior to the date on which he is recorded as the holder of such Common Stock on the records of the Company.

16.          Non-Assignability.  The Option granted hereby and any right arising thereunder may not be transferred, assigned, pledged or hypothecated (whether by operation of law or otherwise), except by will or the applicable laws of descent and distribution, and the Option and any right arising thereunder shall not be subject to execution, attachment or similar process.  Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Option not specifically permitted herein or in the Plan shall be null and void and without effect.  An Option may be exercised solely by the Participant during his or her lifetime, or following his or her death pursuant to Section 4.3 hereof.

Executed as of the day and year first above written.

GOLDEN MINERALS COMPANY

By:
Name:
Title:

PARTICIPANT

By: